UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Real Goods Solar, Inc.
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VOTE FOR ALL OF THE REAL GOODS SOLAR DIRECTOR NOMINEES
ON THE WHITE PROXY CARD TODAY

July 26, 2017

Dear Fellow Shareholder:

At our upcoming Annual Meeting of Shareholders, shareholders will have the opportunity to vote for the Company’s highly qualified nominees to the Real Goods Solar, Inc. (“RGSE”) Board of Directors, all of whom are committed to enhancing long-term shareholder value. In ensuring that our shareholders are able to make an informed decision, the Board of Directors believes that shareholders should be aware of points that we believe are omitted or obscured by Iroquois Capital Management – an activist hedge fund who made no attempt at constructive engagement with RGSE before launching its attack against the board, and which has no prior experience in the solar energy industry.

Specifically, the Board of Directors would like to call shareholders’ attention to the following points:

•	Iroquois is a short-term holder whose actions clearly demonstrate that its interests are not aligned with other shareholders.

When you look closely at Iroquois’ proxy materials, specifically Schedule 1 at the back of its proxy statement, a very distinct pattern is apparent. Since December 2016, Iroquois sold over 4.1 million shares of RGSE stock. We believe that this aggressive selling has had a material adverse impact on our stock price and has eroded the value of RGSE for all shareholders. Now, as it is attempting to entice you to support its efforts and with the stock trading at depressed levels, Iroquois has suddenly reversed course and purchased 172,800 shares, most of that in just the last month. We believe shareholders should be very concerned with the pattern of aggressive trading exhibited by Iroquois and should question whether Iroquois’ actions are in shareholders’ best interests.

•	Iroquois has, without any explanation or constructive engagement with RGSE, changed its view of the Company dramatically in less than six months.

In February 2017, Iroquois participated in an RGSE capital offering. Clearly disclosed in the prospectus1 for that offering was the fact that the Company intended to use those proceeds to “increase sales and operational capabilities,” among other purposes – “not for the… repurchase of any of our [shares].” By participating in this offering, Iroquois presumptively acknowledged and understood our strategic plan to increase future sales awards by expanding the size of our call center, field sales organizations, and digital marketing platform.

Less than six months later, in its proxy statement filed on July 24, 2017, Iroquois criticized the Company’s decision to invest its capital resources into driving revenue growth. This apparent about-face is especially surprising given the fact that Iroquois has not discussed any alternative strategic ideas with the Company.

The second quarter of 2017 is the first full quarter of operations in which the Company has been sufficiently capitalized to execute its revenue growth strategy, and its business update2 issued on July 17, 2017 shared several positive developments with respect to that strategy, including a threefold net sales increase, which the Company believes indicates strong progress towards our long-term strategic goals.

1 Real Goods Solar, Inc. Form 424B5 (filed February 2, 2017), p.S-12, available at www.sec.gov.

2 “RGS Energy Issues Business Update – Net Sales Increase 3x,” Real Goods Solar, Inc. press release, July 17, 2017, on the Real Goods Solar, Inc. website, investors.rgsenergy.com/press-releases/, accessed July 24, 2017.

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•	The current RGSE management team has significantly improved the Company’s financial position.

The current management team was appointed towards the end of 2014. One quarter into the first full fiscal year following their appointment, the Company had negative working capital of approximately $8 million, owed approximately $5 million in debt and had a deficit in stockholders’ equity of approximately $12 million. The Company was also not current with its vendors.

Over the next two years, the current management team:

o	Raised the necessary financial capital to increase the Company’s stockholders’ equity and working capital;
o	Became current on the Company’s obligations to its vendors;
o	Developed and executed a revenue growth strategy necessary to achieve future profitability;
o	Reduced costs to improve comparative operating results, despite a smaller revenue base;
o	Resolved disputes from transactions from prior periods, including successfully responding to an inquiry from the SEC;
o	Restructured the business to exit the unprofitable large commercial market;
o	Restructured and paid-off its debt;
o	Significantly reduced operating expenses;
o	Strategically adjusted its marketing efforts to reduce customer acquisition expense; and
o	Upon the recent improvement in financial condition, commenced several innovative projects such as (i) developing a new software suite designed to create a better and more engaging customer experience, (ii) sale of energy storage systems to increase gross margin dollars, and (iii) energy audits as a means to reduce customer acquisition costs and obtain additional customers.

As a result of these decisive actions and the thoughtful execution of our plan, by March 31, 2017, the last quarterly period reported, the Company’s working capital has improved to $16 million and stockholders’ equity has improved to $18 million. Iroquois’ claim that the Company has been undergoing a “downward trend” is simply not supported by facts.

•	Iroquois’ attempt to cause the resignation of every member of the current Board is extremely irresponsible, and it provides absolutely no insight as to what would happen if it is successful.

If shareholders vote as Iroquois recommends such that all of the Company’s directors fail to receive majority support at the Annual Meeting and resign from the board, the Company would be left without any directors at all. This is an extremely dangerous and risky position for any company to be in, and leaves unanswered the question of how a new board would be determined, and who these new board members might be. If Iroquois has a plan for the board that addresses the uncertainty and risk that we believe its intended actions would cause, then we believe that such a plan should be clearly and publicly disclosed for all shareholders to see. We believe that the fact that Iroquois has not revealed any strategy at this point, just a few weeks before our Annual Meeting, suggests that they do not have one. Do not put your investment in RGSE at risk.

•	Iroquois has not put forward any alternative strategic plan, and its only concrete suggestion displays a fundamental lack of understanding of our industry.

Despite the fact that it is attempting to displace the entire RGSE Board of Directors, all of whom are highly qualified business leaders, and several of whom have substantial expertise in our industry, Iroquois has not presented any viable alternative strategic plan for shareholders. Nor has Iroquois presented any new ideas to the Company before filing its proxy statement.

Iroquois’ only identifiable suggestion, other than an irresponsible attempt to force out the Board and management team, is for the Company to pursue acquisitions and be innovative. However, the notion that the Company should acquire other unprofitable companies in order to become profitable defies common sense.

On the other hand, the Company’s strategic plan, developed by our management team which has decades of collective experience in our industry, is the result of extensive analysis and thoughtful boardroom discussion.

Our strategic plan includes the continued optimization of our e-sales call center based sales organization with the goal of increasing our future sales awards, both for our current states of operation and any new states where we may operate in future periods. Our customers currently finance their acquisition of solar energy systems using their own cash, or a loan they receive from a financial provider. We believe that to be successful in increasing our sales and resultant revenue, we need to:

•	Expand the size of our call center sales organization;
•	Expand the size of our East Coast residential and Sunetric field sales and construction organizations;

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•	Expand our digital marketing program, as well as increase our spending to generate customer leads while achieving our desired cost of acquisition;
•	Make available to our customers additional third-party providers to finance customer acquisitions of our solar energy systems;
•	Expand our network of authorized third-party installers; and
•	Invest in innovation for future sales and profitability, such as customer-centric software, new products and services such as the sale of energy storage and energy audit services to attract new customers.

•	The RGSE’s Board and management team are committed to the long-term success of the Company, as exemplified by recent stock purchases and other actions.

While Iroquois goes to great lengths to disclose in its proxy statement that one RGSE director sold a minimal amount of shares, it conveniently neglects to inform shareholders that, on the same day of that sale transaction, the Company’s CEO purchased 15,000 shares on the open market. We believe that this purchase represents a substantial commitment to the Company and a strong statement that our management team’s interests are aligned with shareholders. In contrast, the bulk of Iroquois’ purported ownership interest in the Company has been acquired in just the last month, which we believe does not indicate a long-term commitment to the Company and its shareholders.

The RGSE Board of Directors is confident that the Company has the right management team and the right strategy in place to enhance long-term value for all shareholders. In contrast, Iroquois has presented no credible alternative plan, nor even a single new idea, other than (i) suggesting the acquisition of other companies, which the company already rejected as a viable strategy and (ii) innovation, which the company is already embarking upon. In fact, Iroquois has never attempted, with the purpose of suggesting alternative strategies, to contact the RGSE management team or Board of Directors, let alone engage constructively. Instead, we believe that Iroquois is providing shareholders with false and misleading information in pursuit of an undisclosed agenda.

The members of the RGSE Board of Directors unanimously believe that the choice is clear. To protect the value of your investment in RGSE, we strongly urge shareholders to vote the WHITE proxy card TODAY.

Whether or not you plan to attend the 2017 Annual Meeting of Shareholders, you have the opportunity to protect your investment in Real Goods Solar by voting the enclosed WHITE proxy card today “FOR” each of RGSE’s nominees and discarding any materials you may receive from Iroquois. Your vote is important, no matter how many or how few shares you own. Please vote today.

If you have previously returned a blue proxy card you received from Iroquois, you have every right to change your vote by using the enclosed WHITE proxy card to support the RGSE Board. Only your latest dated validly executed proxy card will count.

On behalf of the Board of Directors and management team, we appreciate your continued support.

Sincerely,

The Real Goods Solar Board of Directors

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